Exhibit 23.1 - Consent of Independent Auditors

We consent to the use of our report dated January 31, 1996, included in the 1995 Annual Report to Shareholders of Trion, Inc., included in this Annual Report (Form 10-K) of Trion, Inc.

Our audit also included the financial statement schedule of Trion, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 and S-8 No. 2-96017) and in the related Prospectus pertaining to the Trion, Inc. 1982 Incentive Stock Option Plan, the Registration Statement (Form S-8 No. 33-4164) pertaining to the Trion, Inc. 1982 and 1985 Incentive Stock Option Plans, and in the Registration Statement (Form S-8 No. 33-69706) pertaining to the Stock Option Agreements between Trion, Inc. and Steven L. Schneider dated March 31, 1993; Edwin V. Clarke, Jr. dated September 17, 1993; and Samuel J. Wornom III dated September 21, 1993, the Registration Statement (Form S-8 No. 33-58561) pertaining to the Trion, Inc. 1995 Non-Employee Director Stock Plan, and in the Registration Statement (Form S-8 No. 33-59095) pertaining to the Trion, Inc. 1995 Stock Incentive Plan of our report dated January 31, 1996, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) of Trion, Inc. and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Trion, Inc.


                                            ERNST & YOUNG LLP

Raleigh, North Carolina
March 22, 1996